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                                                                    EXHIBIT 99.3

     The undersigned hereby consents to the use of its market projections (see below) and related assumptions, and to the reference to its name in the Registration Statement on Form S-1, including any amendments thereto (each a "Registration Statement") of Witness Systems, Inc., and the prospectus included therein, including, without limitation, any references under the headings "Prospectus Summary" and "Business." The undersigned also grants its permission to include a copy of this consent as a part of any Registration Statement.


December 22, 1999
                                                ------------------------------


                                                By: /s/ GREGG S. BLUNDALL
                                                   ---------------------------
                                                   GREGG S. BLUNDALL

                                                Its: The PELORUS Group 12/22/99
                                                    ---------------------------


"PELORUS Group estimates that by the end of 2003, the number of installed call center systems will exceed 117,000, with the number of agents reaching approximately 5.3 million."

"PELORUS Group estimates that at the end of 1998, there were approximately 70,000 installed call center systems with 3.3 million call center agent positions in the United States. It further estimates that by the end of 2003, the number of installed call center systems will increase to more than 117,000, with the number of agents reaching approximately 5.3 million."